UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported):                               November 11, 2003

United Components, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	333-107219	04-3759857

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

301 Industrial Drive
Albion, IL 62806
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (618) 445-6011

Item 12. Results of Operations and Financial Condition

     On November 11, 2003, United Components, Inc. announced its results of operations for the third quarter of 2003. The company announced revenue of $253.7 million for the quarter ended September 30, 2003. Revenue increased 7.9 percent over the year-ago quarter. The company reported a net loss of $7.6 million. For the third quarter of 2002, net income was $29.0 million.

     The company’s results in the current quarter reflect one time or unusual items resulting from the acquisition of the company on June 20, 2003. Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $34.8 million for the third quarter of 2003, compared with $33.9 million for the year-ago quarter.

     For the nine months ended September 30, 2003, revenue was $735.5 million, an increase of 4.2 percent over the prior year period. Net income was $11.2 million and $80.3 million, respectively, for the first nine months of 2003 and 2002. EBITDA, as adjusted pursuant to the company’s credit agreement for its senior credit facilities, was $94.5 million and $99.5 million for the first nine months of 2003 and 2002, respectively.

     The company used cash flow generated from operations since June 20, 2003 to reduce borrowings under its senior credit facilities by $45 million. This voluntary pre-payment of debt occurred on November 10, 2003. A copy of the news release issued by the Company is attached as an Exhibit to this Current Report on Form 8-K.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

99.1 United Components, Inc. news release dated November 11, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 12th day of November 2003.

UNITED COMPONENTS, INC.

BY:	/s/ Charles T. Dickson

Name:	Charles T. Dickson
Title:	Chief Financial Officer,
Secretary and Treasurer

Exhibit No.	Description

99.1	United Components, Inc. news release dated November 11, 2003.